Exhibit 99.1

ARMSTRONG FLOORING REPORTS FIRST QUARTER 2019 RESULTS

AND ANNOUNCES NEW $50 MILLION SHARE REPURCHASE

AUTHORIZATION

First Quarter 2019 Highlights

•	Net Sales of $141.7 Million

•	Net Loss of $16.7 Million and Adjusted Net Loss of $13.1 Million

•	Adjusted EBITDA Break-even

•	Announces New $50 Million Share Repurchase Authorization

•	Updates Outlook for Full Year 2019

Lancaster, PA, May 3, 2019. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient flooring products, today reported financial results for the first quarter ended March 31, 2019.

In addition, the Company announced in a separate release today that Larry McWilliams has been elected Chief Executive Officer on an interim basis. [A full release can be viewed here.]

Mr. McWilliams commented, “We acknowledge the headwinds affecting our first quarter results, but I am truly excited about the future of our business. We can capitalize on the opportunities before us by staying close and connected to our customer needs, focusing on execution and committing to innovation in all facets of our business. Our brand, products and most importantly the team we have assembled are well positioned to drive profitable growth in the business.”

First Quarter 2019 Results Compared with First Quarter of 2018 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended March 31,
	2019	2018	Change
Net sales	$141.7	$164.3	(13.8%)
Operating (loss)	($15.6)	($8.9)	NM
Net (loss)	($16.7)	($10.4)	NM
Diluted (loss) per share	($0.63)	($0.40)	NM
Adjusted EBITDA	$0.0	$10.6	NM
Adjusted EBITDA margin	0.0%	6.5%	(650 bps	)
Adjusted net (loss)	($13.1)	$(3.5)	NM
Adjusted diluted (loss) per share	($0.49)	$(0.13)	NM

In the first quarter of 2019, net sales decreased 13.8% to $141.7 million from $164.3 million in the first quarter of 2018, including an adverse currency impact of 120 basis points. The decrease in net sales was primarily due to lower volumes and unfavorable mix, partly offset by overall higher selling prices in response to inflationary pressure. Lower volumes in the first quarter of 2019 reflected overall soft end-market demand along with challenging weather condition in many regions of the U.S., particularly in our residential categories. In addition inventory levels decreased in the distributor channel, in part due to the timing of customer purchases in response to uncertainty in U.S. tariff policy since the second half of 2018.

Net loss in the first quarter of 2019 was $16.7 million, or diluted loss per share of $0.63, as compared to a net loss of $10.4 million, or diluted loss per share of $0.40, in the prior year quarter. Adjusted net loss was $13.1 million, or adjusted diluted loss per share of $0.49, as compared to an adjusted net loss of $3.5 million, or adjusted diluted loss per share of $0.13, in the prior year quarter.

First quarter 2019 adjusted EBITDA was break even, as compared to $10.6 million in the prior year quarter. The prior year quarter benefited from $4.3 million of customer reimbursements, which did not recur in the first quarter of 2019. The remainder of the decrease in adjusted EBITDA was driven by input cost inflation pressure and lower net sales, partially offset by improved productivity.

Cash Flow and Balance Sheet

During the first quarter of 2019, the Company used $63.2 million of cash from operations, primarily due to an increase in net working capital following a lower than normal balance at December 31, 2018, in addition to normal seasonal working capital cash outflows during the first quarter. During the first quarter of 2019, the Company paid down $25 million of its revolving credit facility. At March 31, 2019, the Company had cash, cash equivalents and restricted cash of $75.7 million and long-term debt of $74.0 million. As of March 31, 2019, the Company had $71.1 million of availability under its revolving credit facility.

Share Repurchase Authorization

The Company also announced today that its Board of Directors has increased its share repurchase program for an additional $50 million beyond the $41 million already repurchased under the prior share repurchase program, effective immediately. Repurchases under the new program may be made through open market, block, and privately negotiated transactions, including Rule 10b5-1 plans, at times and in such amounts as management deems appropriate, subject to market and business conditions, regulatory requirements and other factors. The authorization to repurchase additional shares under the increased repurchase program is aligned with the Company’s goal to return a portion of the net sale proceeds from its wood flooring business, which closed on December 31, 2018.

Doug Bingham, Chief Financial Officer, stated, “The Board’s decision to authorize a new $50 million share repurchase program reflects the strength of our balance sheet. We remain committed to driving value for our shareholders across multiple fronts, and an efficient use of cash and capital structure is an effective tool in achieving our goal.”

Full Year 2019 Outlook

For the full year 2019, the Company now expects adjusted EBITDA to be in the range of $50 million to $58 million, with growth heavily weighted to the second half as the overall market improves and elevated inventory levels in the channel are worked down. The Company also expects capital expenditures to be approximately $30 million for the full year 2019. The Company continues to expect to build cash from operations over the remaining quarters of 2019.

Conference Call and Webcast

The Company will hold a live webcast and conference call to review first quarter results hosted by Mr. McWilliams and Mr. Bingham on Tuesday, May 7, 2019 at 10:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13689555.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is North America’s largest producer of resilient flooring products. The Company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

717-672-7545

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

(Unaudited)

	Three months ended March 31,
	2019	2018
Net sales	$141.7	$164.3
Cost of goods sold	119.6	135.0

Gross profit	22.1	29.3
Selling, general, and administrative expense	37.7	38.2

Operating (loss)	(15.6)	(8.9)
Interest expense	1.0	1.0
Other expense	0.3	0.6

(Loss) from continuing operations before income taxes	(16.9)	(10.5)
Income tax (benefit)	(0.3)	(0.1)

(Loss) from continuing operations	(16.6)	(10.4)
Earnings (loss) from discontinued operations	—	—
Loss on disposal of discontinued operations	(0.1)	—

Net (loss) from discontinued operations	(0.1)	—

Net (loss)	$(16.7)	$(10.4)

Weighted average number of common shares outstanding - Basic	26.7	25.9

Basic (loss) per share of common stock	$(0.63)	$(0.40)

Weighted average number of common shares outstanding - Diluted	26.7	25.9

Diluted (loss) per share of common stock	$(0.63)	$(0.40)

Consolidated Balance Sheet

(Dollars in millions)

	March 31, 2019	December 31, 2018
Assets
Current Assets:
Cash, cash equivalents, and restricted cash	$75.7	$173.8
Accounts and notes receivable, net	61.0	39.0
Inventories, net	144.7	139.5
Other current assets	16.7	18.6

Total current assets	298.1	370.9
Property, plant, and equipment, net	294.3	296.1
Other non-current assets	47.0	41.2

Total assets	$639.4	$708.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$108.9	$141.4
Short-term debt and current portion of long-term debt	3.7	28.7
Other current liabilities	0.2	0.5

Total current liabilities	112.8	170.6
Long-term debt	70.3	70.6
Postretirement benefit liabilities	54.7	55.7
Pension benefit liabilities	10.3	11.3
Other long-term liabilities	13.7	9.0

Total liabilities	261.8	317.2
Total stockholders’ equity	377.6	391.0

Total liabilities and stockholders’ equity	$639.4	$708.2

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to its non-GAAP results for periods prior to completion of the sale of the wood flooring business. These adjustments represent the elimination of certain shared costs that were formerly allocated to the divested wood flooring segment and are intended to reflect, on a pro forma basis, the retroactive elimination of these costs in accordance with the Company’s ongoing cost optimization program which, when combined with certain payments under the Transition Services Agreement entered into with the purchaser, are expected to offset the impact of substantially all of these costs. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)
	Three Months Ended March 31,
	2019	2018
Net (loss)	($16.7)	($10.4)
Net loss from discontinued operations	0.1	—
Interest expense	1.0	1.0
Other expense	0.3	0.6
Taxes	(0.3)	(0.1)

Operating (loss)	(15.6)	(8.9)
Depreciation and amortization	11.3	10.8
Expenses related to strategic projects and cost reduction initiatives	3.7	3.0
U.S. pension expense	0.6	0.9
Pro forma adjustment for corporate expense	—	4.7

Adjusted EBITDA	$0.0	$10.6

	Three Months Ended March 31,
	2019		2018
	$ million	Per diluted share	$ million	Per diluted share
Net (loss)	($16.7)	($0.62)	($10.4)	($0.40)
Expenses related to strategic projects and cost reduction initiatives	3.7		3.0
Pro forma adjustment for corporate expense	—		4.7
U.S. pension expense	0.6		0.9
Other expense	0.3		0.6
Tax impact of adjustments at statutory rate	(1.2)		(2.3)
Net loss (earnings) from discontinued operations	0.1		—

Adjusted Net Loss	($13.1)	($0.49)	($3.5)	($0.13)

Rows and columns may not foot due to rounding.